Exhibit 99.1

For Immediate Release

Contact:	(News Media) Barb Ciesemier, Corporate Communications 312.396.7461
(Investors) Erik Helding 1.317.817.4760

CNO Announces Organizational Changes

▪	Stewart Named President of Washington National

▪	Campbell to Lead Enterprise Marketing & Communications Group

▪	Vega to Lead Integrated Underwriting & New Business Services

Carmel, Ind., March 28, 2013: CNO Financial Group, Inc. (NYSE:CNO) today announced several organizational changes to create a more efficient alignment of resources and leverage talent across the enterprise.

-- Barbara Stewart has been appointed President of the Washington National segment. Stewart, who served previously as Vice President of Strategy and Business Development for Washington National, replaces Steve Stecher, who has left the company to pursue other career opportunities.

-- Chris Campbell has been named Senior Vice President of Marketing and Communications, and will lead CNO's new enterprise Marketing & Communications group. Campbell served previously as Vice President of Marketing and Business Development for the Bankers Life segment. Campbell will assume the enterprise communications and public relations responsibilities of Tony Zehnder, Senior Vice President of Communications, who has announced his retirement.

-- David Vega has been named Senior Vice President of Underwriting and New Business Services, and will lead the newly integrated Underwriting & New Business group. Vega served previously as Vice President of Underwriting and New Business for the Bankers Life segment.

Ms. Stewart and Messrs. Campbell and Vega will each report to Scott Perry, CNO's Chief Business Officer and President, Bankers Life.

Ed Bonach, Chief Executive Officer, said, “These changes will support our focus on the customer by creating a strategic marketing organization that leverages customer analytics, leads, and products across the enterprise. Consolidating underwriting and new business will achieve improved operational efficiencies across our business groups.”

Scott Perry, Chief Business Officer and President of Bankers Life, added, “Our strategy is focused on growth, and these changes will re-position our resources by integrating like-functions across our business groups, and will enhance our segment leaders' focus on distribution and growth strategies.”

Stewart, 55, joined CNO in 2006, as the Vice President of Strategy and Business Development for Washington National. She had previously held strategy and sales management positions at American Express, H&R Block, and ReliaStar Life Insurance Company. She earned a bachelor's degree from the University of Delaware and an MBA in marketing and finance from the Johnson School at Cornell University.

Campbell, 43, joined CNO in 2010, as the Vice President of Marketing and Business Development for Bankers Life. He had previously worked in strategy and business development roles at Allstate and CNA Insurance. He earned his AB in government from Dartmouth College and his MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.

Vega, 50, joined CNO in 2006 as a Director of Claims for Long-Term Care. In 2008 he was promoted to Senior Director of Claims for Bankers Life, and became Vice President of Underwriting and New Business for Bankers Life in 2009. Prior to CNO, he held a variety of roles in operations, claims, and disability and workers' compensation for the Long Term Care Group, CNA, and CIGNA Healthcare. He earned his bachelor's degree in human resource management from the University of Texas at San Antonio.

About CNO Financial Group, Inc.: CNO Financial Group, Inc. is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.